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                                                                     Exhibit (5)

               [MILLER, CANFIELD, PADDOCK AND STONE, P.L.C. LETTERHEAD]

                                   July 30, 1997

Pinnacle Financial Services, Inc.
830 Pleasant Street
St. Joseph, MI  49085

Gentlemen:

    With respect to the registration statement on Form S-8 (the "Registration Statement") being filed today with the Securities and Exchange Commission by Pinnacle Financial Services, Inc., a Michigan corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended, 350,000 shares of the common stock, no par value, of the Company (the "Registered Shares") that may be acquired under and pursuant to the Pinnacle Financial Services, Inc. Executive Long-Term Incentive Plan (also known as the Pinnacle Financial Services, Inc. 1993 Stock Option Plan) (the "Plan") by Plan participants, we, as your counsel, have examined such certificates, instruments, and documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination and review, we advise you that, in our opinion:

    1.   The Registered Shares have been legally authorized.

    2. When the Registration Statement has become effective and any newly issued Registered Shares have been sold in accordance with the Plan and paid for, said newly issued Registered Shares will be validly issued, fully paid, and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                   Very truly yours,

                   MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.